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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Harmonic Inc. on Form S-3 (No. 333-84430) of our report dated April 28, 2000 (May 3, 2000 as to Note 1), on the consolidated statements of net investment of the DiviCom Business, (an operating unit of C-Cube Microsystems Inc.), as of December 31, 1998 and December 31, 1999, and the related consolidated income statements, statements of changes in net investment and cash flows for each of the three years in the period ended December 31, 1999, appearing in the Current Report on Form 8-K of Harmonic Inc. dated March 15, 2002. We also consent to the reference to us under the heading "Experts" in such Form S-3.


/s/ Deloitte & Touche LLP
San Jose, California
April 15, 2002